Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-105338 of Endo Pharmaceuticals Holdings Inc. and subsidiaries on Form S-3 of our report dated February 13, 2003 (March 18, 2003 as to Note 12 to the consolidated financial statements), (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company’s adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002), appearing in the Annual Report on Form 10-K of Endo Pharmaceuticals Holdings Inc. and subsidiaries for the year ended December 31, 2002 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

June 13, 2003